American Benefit Life Insurance Company

HOME OFFICE: ALBANY, NEW YORK 12205

ANNUITY CONTRACT

ANNUITY CONTRACT FOR JOHN A DOE, MALE, AGE 45, ANNUITANT
CONTRACT NUMBER	1234567	ISSUE DATE	July 2, 1989
FIRST PURCHASE PAYMENT	$10,000.00	TYPE	NONQUALIFIED
ANNUITY DATE	July 1, 2006

LIST OF ACCOUNT DIVISIONS AND INVESTMENT PORTFOLIOS

EACH DIVISION OF THE AMERICA BENEFIT VARIABLE ANNUITY ACCOUNT INVESTS IN A SPECIFIC PORTFOLIO OF THE ABC SERIES TRUST. BELOW ARE THE ACCOUNT DIVISIONS AND THE INVESTMENT PORTFOLIOS IN WHICH THEY INVEST:
Money Market Division	Money Market Portfolio
Growth Division	Growth Portfolio
Growth and Income Division	Growth and Income Portfolio
High Yield Bond Division	High Yield Bond Portfolio
Corporate Bond Division	Corporate Bond Portfolio
Global Growth Division	Global Growth Portfolio
Global Income Division	Global Income Portfolio
Asset Allocation Division	Asset Allocation Portfolio
Government Division	Government Portfolio

CONTRACT VALUES, WITHDRAWAL VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE IN NATURE AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

We, American Benefit Life Insurance Company, will make monthly Annuity Payments for the life of the Annuitant, or as otherwise provided in this Contract. Payments will be made to the Owner starting on the Annuity Date. The Owner, Beneficiary and Annuity Option are stated in the application, unless later changed. This Contract is issued based on statements in the attached copy of the Application and the payment of the first Purchase Payment.

If you choose to start Annuity Payments on this Contract on a variable basis, a rate of 5.4% would have to be earned on the assets of the Divisions you have chosen, in order for the amount of your Variable Annuity Payments to not decrease. This includes the daily risk charge of 1.4% on an annual basis.

10 DAY RIGHT TO EXAMINE CONTRACT

Please read this Contract and the attached Application carefully. If you are not satisfied with it for any reason, you may return it to us, or to our agent, within 10 days after you receive it. Within 10 days after we receive notice of cancellation and the returned Contract, we will send you the Contract Value on the date the request is mailed or delivered to us or to our agent, plus any charges and deductions that we have deducted.
Signed by American Benefit Life Insurance Company on the Issue Date.	/s/Dalton Powell, Jr.
President

INDIVIDUAL DEFERRED VARIABLE ANNUITY CONTRACT

FLEXIBLE PURCHASE PAYMENTS
/s/B. Heikens
Secretary

NONPARTICIPATING
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TABLE OF CONTENTS
SECTION	PAGE
1	DEFINITIONS	3
2	OWNER	3
3	ANNUITANT	4
4	BENEFICIARY	4
5	SEPARATE ACCOUNT	4
6	PURCHASE PAYMENTS	5
7	TRANSFERS	6
8	WITHDRAWALS	6
9	DEATH OF ANNUITANT PRIOR TO THE ANNUITY DATE	7
10	CHARGES AND DEDUCTIONS	7
11	GENERAL PROVISIONS	8
12	ANNUITY PROVISIONS	9
13	FIXED ANNUITY PAYMENTS	10
14	VARIABLE ANNUITY PAYMENTS	10
15	DEATH OF ANNUITANT AFTER THE ANNUITY DATE	11
16	ANNUITY OPTIONS	11
17	ANNUITY TABLES-NONQUALIFIED	11
	ATTACHED APPLICATION	FOLLOWING PAGE 13

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SECTION 1	DEFINITIONS

ACCUMULATION UNIT means an index we use to compute the value of your interest in a Division prior to the Annuity Date.

ANNUITANT means the person named on Page 1 of this Contract. Annuity Payments may depend on the continued life of the Annuitant.

ANNUITY DATE means the date set out on Page 1 or by later change. Annuity Payments start on the Annuity Date.

ANNUITY UNIT means an index we use to compute the variable Annuity Payments from a Division.

BENEFICIARY means the person named to receive the payments under this Contract due to the Annuitant's death.

CONTRACT VALUE means the sum of the values of your Accumulation Units in each Division.

NET CONTRACT VALUE means your Contract Value less all applicable withdrawal and contract maintenance charges.

NONQUALIFIED PLAN means a plan other than a qualified retirement plan.

OWNER means the person entitled to exercise all rights under this Contract.

PURCHASE PAYMENT means the money you pay us for this Contract.

SEPARATE ACCOUNT means a separate investment account of American Benefit Life Insurance Company and is established and governed in accordance with the Laws of New York. Any change in investment policy such as amendment to the Plan of Operation will be filed for approval by the Superintendent of Insurance. Assets allocated to the Separate Account remain our property. The Separate Account is not subject to the claims arising out of other business we may conduct. The Separate Account is currently made up of 8 Divisions. Each Division is invested in shares of one of the investment portfolios shown on Page 1.

VALUATION DAY means any day the New York Stock Exchange is open.

VALUATION PERIOD means the interval from one valuation to the next valuation of an investment portfolio. A valuation occurs each Valuation Day.

WE, US, or OUR means American Benefit Life Insurance Company.

YOU or YOUR means the Owner of this Contract.
SECTION 2	OWNER

OWNER: You, the Owner, are the person named as such in the Application for this Contract. You own this Contract while you are alive.

OWNERSHIP RIGHTS: You and we may agree on a change in the Ownership of this Contract. Also, unless we endorse it to say otherwise, you can exercise the rights given by various sections of this Contract. These include:

(1) the right to choose and change the Beneficiary;

(2) the right to surrender the Contract;
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(3) the right to transfer your Contract Value among the Divisions;

(4) the right to make withdrawals from the Contract;

(5) the right to choose how the Death Benefit will be paid; and

(6) the right to assign the Contract as security for an obligation or assign future guarantee payments.
SECTION 3	ANNUITANT

ANNUITANT: The Owner is the Annuitant under this Contract. If the Owner is not an individual (natural person), the Annuitant is the person named as such in the Application for this Contract.

CHANGING THE ANNUITANT: If the Owner is not an individual, you and we may agree to change the Annuitant. However, if this Contract was issued as a non-qualified plan, the change of the Annuitant will be treated the same as the death of the Annuitant. In this case the Death Benefit will be the Net Contract Value.
SECTION 4	BENEFICAIARY

BENEFICIARY: The Beneficiary is the person who will receive the payments under this Contract due to the Annuitant's death. If there is no Beneficiary when the Annuitant dies, payment will be made to you or your estate.

CONTINGENT BENEFICIARY: You may name a Contingent Beneficiary. The Contingent Beneficiary will become the Beneficiary if all the Beneficiaries die while the Annuitant is alive.

IRREVOCABLE BENEFICIARY: You can name any Beneficiary to be an Irrevocable Beneficiary. An Irrevocable Beneficiary cannot be changed without his or her consent. Otherwise, you can change a Beneficiary as set out below.

CHANGING THE BENEFICIARY: You named the Beneficiary in the Application for this Contract. You may change the Beneficiary or Contingent Beneficiary at any time during the Annuitant's lifetime. A change cancels all prior Beneficiaries.

SIMULTANEOUS DEATH: Unless otherwise specified by the Owner, if the Beneficiary dies at the same time or within 10 days after the Annuitant dies, the payments under this Contract due to the Annuitant's death will be paid as if the Beneficiary had died before the Annuitant.
SECTION 5	SEPARATE ACCOUNT

SEPARATE ACCOUNT: The Separate Account is a separate investment of American Benefit Life Insurance Company and is established and governed in accordance with the laws of New York. Any change in investment policy such as amendment to the Plan of Operation will be filed for approval by the Superintendent of Insurance. The Separate Account is not subject to the claims arising out of other business we may conduct. The Separate Account is currently made up of 8 Divisions. Each Division is invested in shares of one of the investment portfolios shown on Page 1

ELIGIBLE INVESTMENT PORTFOLIOS: Current eligible investment portfolios are shown on Page 1. For each eligible investment portfolio there is one Separate Account Division. This Contract will comply with the rules and procedures of each investment portfolio.

CHANGES TO INVESTMENT PORTFOLIOS: We may add, substitute, or delete investment portfolios. Such changes may be made to existing investments and the investment of future Purchase Payments.

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NUMBER OF ACCUMULATION UNITS: The number of your Accumulation Units for each Division is the sum of:
(A)	Each Purchase Payment allocated to the Division; divided by

(B)	The value of an Accumulation Unit for that Division for the Valuation Period in which we applied the Purchase Payment.

The number will be adjusted for transfers, withdrawals, charges and deductions. Adjustments will be made as of the Valuation Period in which we receive all requirements for the transaction, as appropriate.

VALUE OF EACH ACCUMULATION UNIT: For each Division, the value of an Accumulation Unit was set at $10 when the Division was established, The value may increase or decrease from one Valuation Period to the next. For any Valuation Period the value is:
(A)	The value of an Accumulation Unit for the last Valuation Period; multiplied by

(B)	The Net Investment Factor for that Division for the current Valuation Period.

NET INVESTMENT FACTOR: This is an index used to measure the investment performance of a Division from one Valuation Period to the next. For any Division, the Net Investment Factor for a Valuation Period is found by dividing (A) by (B) and subtracting (C):
(A)

The net asset value per share of the investment portfolio held in the Division, as of the end of the Valuation Period, plus the per share amount of any dividend, capital gain or other distribution made by the investment portfolio in the Valuation Period;

(B)	The net asset value per share of the investment portfolio held in the Division as of the end of the last Valuation Period;

(C)	The daily risk charge as set out in Section 10.

We may adjust the Net Investment Factor to make provision for any income taxes we are required to pay on the on the Separate Account.

SECTION 6	PURCHASE PAYMENTS

MINIMUM PURCHASE PAYMENTS: The minimum initial Purchase Payment is $5,000 for nonqualified plans. Additional Purchase Payments must be at least $500.

Additional Purchase Payments may be made at any time. We have the right to refuse any Purchase Payment.

PURCHASE PAYMENT ALLOCATION: Your Purchase Payments will be allocated to the Divisions as you direct. If any selection is improperly completed, it will be allocated 100% to the Money Market Division.

If you do not make a selection, it will be allocated based on the last allocation made for either a Purchase Payment or a transfer.

We will notify you of the acceptance of your Purchase Payment and how it was allocated.

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SECTION 7	TRANSFERS

TRANSFERS: Upon notice to us, you may transfer all or part of your Contract Value among the Separate Account Divisions. All transfers will be subject to the rules and procedures of each investment portfolio. Transfers will be based on values for the Valuation Period in which your notice is received at our Home Office: Albany, New York 12205. If your instructions are not properly completed your transfer will not be executed and we will contact you.

FREQUENCY: You may make a transfer at any time. You may make up to 6 transfers each calendar year without charge. We will deduct a transfer charge of $10 for each transfer in excess of 6 in a calendar year. Transfers made before the Annuity Date will have the transfer charge deducted from the Divisions to which the Contract Value is transferred in the ratio of your value in each to the combined value of your affected Divisions. Transfers made after the Annuity Date will have the transfer charge deducted from the next Annuity Payment. We have the right to waive a transfer charge for transfers completed through an allocation service acceptable to us. You cannot make any other transfers if you are participating in such a service.
SECTION 8	WITHDRAWALS

WITHDRAWALS: You may withdraw all or part of the Net Contract Value. We must receive notice of your request prior to the earlier of the Annuity Date or the death of the Annuitant. For full withdrawals, this Contract must be surrendered to our Home Office: Albany, New York 12205.

SIZE AND FREQUENCY: You may make a withdrawal at any time. The withdrawal must be at least $500. You may make up to 3 withdrawals during a calendar year without charge. We will deduct a withdrawal transaction charge of $10 for each withdrawal in excess of 3 in a calendar year. This charge does not apply on or after the Annuity Date.

EARLY WITHDRAWAL CHARGE: Purchase Payments are subject to an early withdrawal charge of 5% for 6 years from the date made. There will not be an early withdrawal charge if the withdrawal represents:
(A)	Gains in Contract Value (the excess of the Contract Value over Purchase Payments not already withdrawn); or

(B)	Purchase Payments made more than 6 years ago not already withdrawn.

In determining if an early withdrawal charge is appropriate, we assume that all withdrawals are taken first from gain, then from Purchase Payments made more than 6 years ago, and then from any Purchase Payments with the longest early withdrawal charge period remaining. This method produces the lowest amount of early withdrawal charge.

However, withdrawals made during the first 12 months are subject to an early withdrawal charge. The withdrawals are made first from the Purchase Payments with the longest early withdrawal charge period remaining.

In no event will the early withdrawal charges be more than 5% of all Purchase Payments.

MINIMUM CONTRACT VALUE: If a withdrawal reduces the Contract Value below the greater of:
(A)	$1,000; or

(B)	the early withdrawal charge on any Purchase Payments made during the last 6 years not already withdrawn, we will distribute the Net Contract Value to the Owner.

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PAYMENT OF WITHDRAWALS: Withdrawals will be based on values for the Valuation Period in which your notice (and the Contract if required) is received at our Home Office: Albany, New York 12205. Withdrawals will be paid within 7 days.

DEDUCTION OF WITHDRAWALS: Unless you notify us otherwise, partial withdrawals will be deducted from each Division in the ratio of your value in each to your Contract Value. If the amount in any Division is not enough to cover the requested withdrawal, then any excess will be deducted from your remaining Divisions in the ratio of your value in each to your Contract Value.

DEDUCTION OF ANY WITHDRAWAL CHARGES: Any charges relating to a withdrawal will be deducted from each affected Division in the ratio of your value in each to the combined value of your affected Divisions. If the amount in any Division is not enough to cover its share of the charges, then the excess will be deducted from your remaining Divisions in the ratio of your value in each to your Contract Value.
SECTION 9	DEATH OF ANNUITANT PRIOR TO THE ANNUITY DATE

DEATH BENEFIT: If the Annuitant dies prior to The Annuity Date, the Death Benefit is the greater of:
(A)	The sum of all of your Purchase Payments, adjusted for any withdrawals, charges and deductions; or
(B)	The Contract Value; or

(C)

The Contract Value on the first Valuation Day of each 5 year period adjusted for any purchase payments, withdrawals, charges and deductions since then. The first 5 year period starts at the end of the 6th year.

The Death Benefit is determined as of the Valuation Day on which we receive due proof of death and an election of the method of payment by the Beneficiary at our Home Office: Albany, New York: 12205.

PAYMENT OF THE DEATH BENEFIT: On the death of the Annuitant, we will pay the Death Benefit to the Beneficiary unless the SPOUSE CONTINUATION OPTION is chosen. The Beneficiary may elect to have the payment made in a lump sum or under a PAYMENT OPTION unless you have specified otherwise.

PAYMENT OPTION: If the Beneficiary is the surviving spouse of the Annuitant, he or she may choose to receive payments under any of the Annuity Options. For any other Beneficiary, only those Options are available that provide for full payment of the Contract Value:
(A)	Within 5 years of the date of the Annuitant's death; or

(B)	Over the lifetime of the Beneficiary, or over a period that does not exceed the life expectancy of the Beneficiary, as defined by Internal Revenue Service Regulations.

(B) above applies only to individuals, and such payments must start within 1 year of the date of the Annuitant's death.

SPOUSE CONTINUATION OPTION: If the Beneficiary is the surviving spouse of the Annuitant, he or she may choose to continue this Contract in force on the same terms and values as before the Annuitant's death. The surviving spouse will then be the Owner and the Annuitant.
SECTION 10	CHARGES AND DEDUCTIONS

CONTRACT MAINTENANCE CHARGE: This charge is $30. It will be deducted on the last Valuation Day of each calendar year prior to the Annuity Date. It will also be deducted for full withdrawals or if Annuity Payments begin on other than the last Valuation Day of a calendar year. This charge will never increase. This charge will be deducted from each Division in the ratio of your value in each Division to your Contract Value.

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DAILY RISK CHARGE: The daily risk charge will be computed and deducted from each Division for each day this Contract is in force. This charge is made to compensate us for the mortality, expense, and distribution risks we accept under this Contract. On an annual basis it equals 1.4% of the daily net asset value of the Divisions of the Separate Account.

TRANSFER CHARGE: There may be transfer charges as set out in Section 7.

WITHDRAWAL CHARGES: There may be withdrawal charges as set out in Section 8.

PREMIUM AND OTHER TAXES: Any premium, income, or similar type taxes imposed by a state or other government on us because of this Contract will be deducted. We can deduct such taxes when incurred. However, we may delay deducting them. These charges will be deducted from each Division in the ratio of your value in each Division to your Contract Value.
SECTION 11	GENERAL PROVISIONS

THE CONTRACT: This Contract, the Application and any attachments make up the entire contract. This Contract cannot be changed unless you have asked for the change in writing. Only our President, Vice President or Secretary can agree to the change for us. No agent of ours can change this Contract. At any time we may make such changes in this Contract as are required to make it conform with any law, regulation or ruling issued by a government agency. Any change we make to the Contract will be filed for approval with the Superintendent of Insurance.

INCONTESTABILITY: We will not contest this Contract.

PERIODIC REPORTS: At least once a year, prior to the Annuity Date, we will furnish you a report of your Contract Value. This report will be mailed to the last known address we have on file and will show the status of your Contract as of a date not more than four months prior to the mailing date. It will set forth the current number of Accumulation Units, the value of each Accumulation Unit, and the total value of the Separate Account. You will also be furnished any reports required by the Investment Company Act of 1940.

CONTRACT PAYMENTS: All sums payable to or by us are payable to or from our Home Office: Albany. New York 12205. We may require return of this Contract prior to making any payment. Annuity Payments, Contract withdrawal values, and Death Benefits will not be less than the minimum required by any statute of the state in which this Contract is delivered.

NOTICES, CHANGES AND CHOICES: To be effective, all notices, changes and choices you may make under this Contract must be in writing, signed and received by us at our Home Office: Albany, New York 12205. If acceptable to us, notices, changes and choices relating to Beneficiaries and Ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity. We may require return of this Contract prior to any change.

DELAYS: For withdrawals and transfers, we may base values on another Valuation Period or defer payment if:
(A)	The New York Stock Exchange is closed (other than customary weekend and Holiday closings);

(B)	An emergency exists such that it is not reasonably practicable to dispose of securities in the Separate Account or to determine the value of its assets; or

(C)	The Securities and Exchange Commission has by order permitted suspension of redemptions for the protection of security holders.

Conditions (B) and (C) will be decided by or in accordance with rules of the Securities and Exchange Commission.
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DATES: Contract years and anniversaries are measured from the Issue Date. A calendar year begins January 1 and ends December 31.

AGES: Ages are figured on a last birthday basis.

PROOF OF AGE, SEX OR SURVIVAL: We may require due proof of the age, sex or survival of any person on whose continued life any payment under this Contract depends.

MISSTATEMENT OF AGE OR SEX: If the age or sex of any Annuitant is misstated, we will adjust the Annuity Payments to reflect the correct age and sex. Any amount we have overpaid as a result of such misstatement will be deducted from future payments. Interest on the overpayment will be charged at the rate of 6% per year compounded annually. Any amount we have underpaid will be paid in full with the next payment. We will pay interest on the underpayment at the rate of 6% per year compounded annually.

PROTECTION OF PROCEEDS: To the extent allowed by law, payments are not subject to legal process for debts.

COLLATERAL ASSIGNMENT: Upon notice to us, you may assign this Contract as security for an obligation. This assignment will not change the Ownership of this Contract. The rights of an assignee have priority over the rights of a Beneficiary.

FUTURE PAYMENT ASSIGNMENT: Upon notice to us, you may assign future guaranteed payments.
SECTION 12	ANNUITY PROVISIONS

ANNUITY DATE: The Annuity Date must be on the first day of a month. It may not be later than the first day of the next month after the Annuitant's 85th birthday. If you have not chosen an Annuity Date, it will be the first day of the next month after the Annuitant's 85th birthday.

You may change the Annuity Date up to 30 days prior to the Annuity Date by sending us a written notice. We must receive any request change at our Home Office: Albany, New York 12205 at least 30 days prior to when such change is to be effective.

ANNUITY OPTIONS: The Annuity Options available are set out in Section 16. All Options are available as fixed or variable payment annuities. Other Annuity Options not set forth in this Contract may be chosen if they are acceptable to us. You may change your Annuity Option at any time up to 30 days prior to the Annuity Date. We reserve the right to change the available Annuity Options. If you have not chosen an Annuity Option, Option 3 with a variable payment for life with payments guaranteed for 10 years will apply.

An early withdrawal charge will be assessed at the Annuity Date, if applicable. This charge will be waived if the Annuity Payment Option contains life contingencies.

ANNUITY PAYMENT SIZE AND FREQUENCY: If the amount to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. If any Annuity Payment would be less than $20 per month, we may change the frequency so the payments are at least $20.

Annuity Payments will be made on the first day of each month starting with the Annuity Date. Prior to the Annuity Date, you may choose a less frequent payment interval. The amount of each payment on an annual, semiannual or quarterly basis will not be less than the monthly payment computed from the appropriate Annuity Tables, multiplied by one of the following factors: for annual, 11.787; for semiannual, 5.951; or for quarterly; 2.990.

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SECTION 13	FIXED ANNUITY PAYMENTS

FIXED ANNUITY: A fixed annuity is a series of level periodic payments. The amount of each payment does not vary with the investment experience of the Separate Account,

AMOUNT OF FIXED ANNUITY PAYMENTS: The amount to be annuitized will be applied to the Annuity Option chosen at our current Annuity rates, which will be given to you on request. The rates will assume interest of not less than 4%. They will not be less favorable than those shown in the Tables in this Contract. The Tables show the amount of the first Annuity Payment for each $1,000 applied, based on the Annuitant's age and sex at the Annuity Date. The Tables are based on the 1983 Table "a" for Individual Annuity Valuation with interest at 4%.
SECTION 14	VARIABLE ANNUITY PAYMENTS

VARIABLE ANNUITY: A variable annuity is a series of periodic payments. The amount of each payment will vary with the investment experience of the Divisions in which you are invested.

FIRST VARIABLE ANNUITY PAYMENT: The amount to be annuitized will be applied to the Table for the Annuity Option chosen. The Tables show the amount of the first Annuity Payment for each $1,000 applied, based on the Annuitants age and sex at the Annuity Date. The tables are based on the 1983 Table "a" for Individual Annuity Valuation with interest at 4%. The 4% rate applies after the daily risk charge has been deducted.

NUMBER OF ANNUITY UNITS: The number of Annuity Units for a Division is:
(A)	The amount of the first monthly variable Annuity Payment attributable to that Division; divided by

(B)	The value of an Annuity Unit for that Division as of the Annuity Date.

The number of Annuity Units is fixed except for adjustments for Division transfers. Adjustments will be made as of the Valuation Period in which we receive all requirements for the transfer.

VALUE OF EACH ANNUITY UNIT: For each Division, the value of an Annuity Unit was set at $10 when the Division was established. The value may increase or decrease from one Valuation Period to the next. The Annuity Unit value for any Valuation Period is:

(A)	The value of an Annuity Unit for the last Valuation Period; multiplied by

(B)	The Net investment Factor for that Division for the current Valuation Period; multiplied by

(C)	A daily Interest factor to offset the effect of the assumed investment rate of 4% per year built into the Annuity Tables.

SUBSEQUENT VARIABLE ANNUITY PAYMENTS: Payments after the first will vary in amount according to the investment performance of the Divisions you have chosen. The amount may change from month to month. The amount of each subsequent payment is the sum of:
(A)	The number of Annuity Units for each Division; multiplied by

(B)	The value of an Annuity Unit for that Division for the Valuation Period immediately preceding the Valuation Period in which payment is made.

We guarantee that subsequent Annuity Payments will not be affected by variations in our expenses or mortality experience.
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SECTION 15	DEATH OF ANNUITANT AFTER THE ANNUITY DATE

DEATH OF ANNUITANT: If there are guaranteed payments which are unpaid under the Annuity Option when the Annuitant dies, the Beneficiary may choose:
(A)	To have the payments continue for the guarantee period; or

(B)	If the payments are variable Annuity Payments, to receive the present value of the remaining guaranteed payments in a lump sum.

If the Beneficiary dies while guaranteed payments remain unpaid under a variable Annuity Payment, the present value will be paid in a lump sum to the Beneficiary's estate.

Present values will be computed at the assumed Investment rate of 4%.
SECTION 16	ANNUITY OPTIONS

OPTION 1 - PAYMENTS FOR A GUARANTEED FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years. If this Option is taken as a variable Annuity Payment, you may at any time choose to receive in a lump sum the present value of the remaining payments commuted at the assumed investment rate of 4%.

OPTION 2 - LIFE ANNUITY: Payments will be made for the life of the Annuitant. Payments will end with the last payment due prior to the Annuitant's death.

OPTION 3 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 or 20 YEARS: Payments will be made for the guaranteed period chosen (10 or 20 years), and far as long thereafter as the Annuitant lives.

OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the Annuitant and the Annuitant's spouse. The amount of such payments will not change due to the first death. Payments will end with the last payment due prior to the second death.
SECTION 17	ANNUITY TABLES - NONQUALIFIED

MINIMUM FIRST MONTHLY ANNUITY PAYMENTS FOR EACH $1,000 APPLIED UNDER OPTION

OPTION 1 (PAYMENTS FOR A GUARANTEED FIXED PERIOD)
Years Payable	Each Payment	Years Payable	Each Payment	Years Payable	Each Payment	Years Payable	Each Payment
5	18.32	9	10.97	13	8.17	17	6.71
6	15.56	10	10.06	14	7.72	18	6.44
7	13.59	11	9.31	15	7.34	19	6.21
8	12.12	12	8.69	16	7.00	20	6.00

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OPTION 2 (LIFE ANNUITY)
*Adjusted Age	Annuity Male	Annuity Female	*Adjusted Age	Annuity Male	Annuity Female	*Adjusted Age	Annuity Male	Annuity Female
56	5.39	4.92	66	6.88	6.08	76	9.81	8.47
57	5.49	5.00	67	7.09	6.24	77	10.23	8.83
58	5.61	5.09	68	7.31	6.42	78	10.68	9.23
59	5.73	5.19	69	7.56	6.61	79	11.16	9.65
60	5.86	5.29	70	7.82	6.81	80	11.68	10.12
61	6.00	5.40	71	8.09	7.04	81	12.23	10.62
62	6.16	5.52	72	8.39	7.28	82	12.81	11.16
63	6.32	5.65	73	8.71	7.54	83	13.44	11.76
64	6.49	5.78	74	9.05	7.83	84	14.09	12.39
65	6.68	5.92	75	9.41	8.14	85	14.79	13.08

OPTION 3 (LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS)
*Adjusted Age	Annuity Male	Annuity Female	*Adjusted Age	Annuity Male	Annuity Female	*Adjusted Age	Annuity Male	Annuity Female
56	5.29	4.87	66	6.50	5.90	76	8.17	7.60
57	5.38	4.95	67	6.65	6.04	77	8.34	7.80
58	5.48	5.03	68	6.81	6.19	78	8.50	7.99
59	5.59	5.12	69	6.97	6.34	79	8.66	8.19
60	5.70	5.22	70	7.14	6.50	80	8.81	8.38
61	5.82	5.32	71	7.31	6.67	81	8.95	8.57
62	5.95	5.42	72	7.48	6.84	82	9.09	8.74
63	6.08	5.53	73	7.65	7.02	83	9.21	8.91
64	6.21	5.65	74	7.83	7.21	84	9.32	9.06
65	6.35	5.77	75	8.00	7.40	85	9.34	9.21

OPTION 3 (LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 20 YEARS)
*Adjusted Age	Annuity Male	Annuity Female	*Adjusted Age	Annuity Male	Annuity Female	*Adjusted Age	Annuity Male	Annuity Female
56	5.00	4.73	66	5.59	5.39	76	5.93	5.88
57	5.06	4.79	67	5.64	5.45	77	5.95	5.91
58	5.12	4.85	68	5.69	5.51	78	5.96	5.93
59	5.18	4.91	69	5.73	5.58	79	5.97	5.94
60	5.24	4.98	70	5.77	5.63	80	5.98	5.96
61	5.31	5.05	71	5.81	5.69	81	5.99	5.97
62	5.37	5.11	72	5.84	5.73	82	5.99	5.98
63	5.43	5.18	73	5.87	5.78	83	5.99	5.99
64	5.48	5.25	74	5.89	5.82	84	6.00	5.99
65	5.54	5.32	75	5.91	5.85	85	6.00	6.00

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OPTION 4 (JOINT AND SURVIVOR LIFE ANNUITY)

*Adjusted Male Age
*Adjusted Female Age	50	55	60	65	70	75	80	85
50	4.19	4.27	4.34	4.39	4.43	4.45	4.47	4.48
55	4.32	4.45	4.55	4.64	4.71	4.76	4.79	4.81
60	4.45	4.62	4.79	4.94	5.06	5.14	5.20	5.24
65	4.56	4.79	5.03	5.27	5.47	5.63	5.74	5.82
70	4.65	4.94	5.27	5.61	5.94	6.22	6.44	6.59
75	4.73	5.06	5.46	5.93	6.43	6.90	7.31	7.61
80	4.78	5.15	5.62	6.20	6.87	7.60	8.30	8.89
85	4.81	5.21	5.72	6.39	7.23	8.22	9.29	10.32

Information for ages not shown will be furnished on request.

*"Adjusted Age" means attained age at last birthday adjusted as follows:
Annuity Date	Adjusted Age

Before 1990	Actual age
1990-1999	Subtract 1 year from actual age
2000-2009	Subtract 2 years from actual age
2010-2019	Subtract 3 years from actual age
2020-2029	Subtract 4 years from actual age
2030-2039	Subtract 5 years from actual age
2040-2049	Subtract 6 years from actual age
2050-2059	Subtract 7 years from actual age
2060-2069	Subtract 8 years from actual age
2070-2079	Subtract 9 years from actual age
2080 and after	Subtract 10 years from actual age

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American Benefit Life Insurance Company

HOME OFFICE: ALBANY, NEW YORK 12205

ENDORSEMENT

The Contract to which this Endorsement is attached is amended as follows:

The notice on Page 1 is amended to read as follows:

CONTRACT VALUES, WITHDRAWAL VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE IN NATURE AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT.

Section 1, DEFINITIONS, is amended by adding the following:

BUSINESS DAY means any day American Benefit Life Insurance Company and the New York Stock-Exchange are open.

DIVISION means an investment option in the Separate Account. Each Division is invested in shares of one of the investment portfolios shown on Page 1.

FIXED ACCOUNT means an option to which your Purchase Payments and Contract Value may be allocated. The value of the Fixed Account does not vary with the investment experience of the Separate Account.

FIXED ACCOUNT UNIT means a device we use to measure your value in the Fixed Account.

The CONTRACT VALUE definition in SECTION 1 is deleted and the following definition is added in its place:

CONTRACT VALUE means the sum of your values in the Divisions and in the Fixed Account.

The SEPARATE ACCOUNT definition in SECTION 1 is amended by deleting the last sentence of that definition.

The MINIMUM PURCHASE PAYMENTS provision in SECTION 6 is amended to add the following sentence:

We have the right to reduce the minimum Purchase Payment for certain automatic purchase plans.

The PURCHASE PAYMENT ALLOCATION provision in SECTION 6 is amended to substitute the following sentence for the first sentence of such provision:

Your Purchase Payments will be allocated to the Divisions or to the Fixed Account as you direct.

The FREQUENCY provision in SECTION 7 is deleted and the following provision is added in its place:

TRANSFER CHARGES: You may make a transfer at any time. You may make up to 6 transfers each calendar year without charge. We will deduct a transfer charge of $10 for each transfer in excess of 6 in a calendar year. We have the right to waive a charge or penalty for transfers completed through an allocation service acceptable to us.

Transfers made before the Annuity Date will have the transfer charge deducted from the Divisions or Fixed Account Unit to which the Contract Value is transferred. The deduction will be in the ratio of the Contract Value received by each to the total Contract Value transferred. Transfers made after the Annuity Date will have the transfer charge deducted from the next Annuity Payment.

The WITHDRAWALS provision in SECTION 8 is amended to add the following paragraphs:

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Withdrawals from the Divisions may be subject to an early withdrawal charge. Withdrawals from the Fixed Account may be subject to the greater of an interest penalty (see SECTION 18) or an early withdrawal charge.

If you are invested in both the Separate and Fixed Accounts, your withdrawal request must tell us how much Contract Value to take from each. If your instructions are not clear, no withdrawal will be made and we will contact you.

The EARLY WITHDRAWAL CHARGE provision in SECTION 8 is deleted and the following provisions are added in its place:

EARLY WITHDRAWAL CHARGE PERIOD: The early withdrawal charge period for a Purchase Payment made prior to May 1,1989, is the 6 year period following the date the Purchase Payment was made. The early withdrawal charge Period for a Purchase Payment made on or after May 1, 1989, is the 5 year period following the date the Purchase Payment was made.

EARLY WITHDRAWAL CHARGE: Purchase Payments are subject to an early withdrawal charge of 5% during the early withdrawal charge period. There will not be an early withdrawal charge on any amount which represents:
(A)	The greater of:

	(1)	Gain in Contract Value (the excess of the Contract Value over Purchase Payments not already withdrawn); or
	(2)	After the first Contract year, total withdrawals in a calendar year not in excess of 10% of the Contract Value as of the last Valuation Day of the prior calendar year: or

(B)	Purchase Payments with no early withdrawal charge period remaining.

In determining if an early withdrawal charge is appropriate, we assume that all withdrawals are taken first from gain, then from Purchase Payments with no early withdrawal charge period remaining, and then from any Purchase Payments with the longest early withdrawal charge period remaining. This method produces the lowest amount of early withdrawal charge.

However, withdrawals made during the first Contract year are taken first from Purchase Payments with the longest early withdrawal charge period remaining. These withdrawals are subject to an early withdrawal charge.

In no event will the early withdrawal charges be more than 5% of all Purchase Payments.

Part (B) of the MINIMUM CONTRACT VALUE provision in SECTION 8 is amended to read as follows:
(B)	the early withdrawal charge on any Purchase Payments with an early withdrawal charge period remaining.

The DEDUCTION OF WITHDRAWALS and DEDUCTION OF ANY WITHDRAWAL CHARGES provisions in SECTION 8 are deleted, and the following provisions are added in their place:

DEDUCTION OF WITHDRAWALS: Unless you tell us otherwise, partial withdrawals from the Separate Account will be deducted from your Divisions in the ratio of your value in each to your value in all Divisions. If the amount in any Division is not enough to cover the requested withdrawal, any excess will be deducted from your remaining Divisions in the same manner. If your value in all Divisions is not enough to cover the requested withdrawal, the withdrawal will be made up to the value in the Divisions, less applicable charges.

DEDUCTION OF ANY WITHDRAWAL CHARGES: Any charges relating to a withdrawal will be deducted from your affected Divisions or Fixed Account Units in the ratio of the Contract Value withdrawn from each to the total Contract Value withdrawn. If the amount in any Division is not enough to cover its share of the
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charges, the excess will be deducted from your remaining Divisions in the ratio of your value in each to your value in all Divisions.

Part (C) of the DEATH BENEFIT provision in Section 9 is amended to read as follows:
(C)

The Contract Value on the first Valuation Day of each 5 year period adjusted for any Purchase Payments, withdrawals, charges and deductions since then. For Contracts with an Issue Date prior to May 1, 1989, the first 5 year period begins at the end of the 6th Contract year. For Contracts with an Issue Date on or after May 1,1989, the first 5 year period begins at the end of the 5th Contract year.

The CONTRACT MAINTENANCE CHARGE provision in Section 10 is amended to substitute the following sentence for the last sentence of such provision:

This charge will be deducted from your Divisions and your value in the Fixed Account in the ratio of your value in each to your Contract Value.

The PREMIUM AND OTHER TAXES provision in Section 10 is amended to substitute the following sentence for the last sentence of such provision:

If you are invested in both the Separate and Fixed Accounts, this charge will be deducted from each Division and the Fixed Account which incurred the charge.

The following SECTION 18, FIXED ACCOUNT, is added:

FIXED ACCOUNT: The Fixed Account is an option to which your Purchase Payments and Contract Value may be allocated. Amounts allocated to the Fixed Account are held in the General Account of American Benefit Life Insurance Company. The General Account is subject to the claims arising out of other business we may conduct The value of the Fixed Account does not vary with the investment experience of the Separate Account.

FIXED ACCOUNT UNIT: A Fixed Account Unit is a device we use to measure your value in the Fixed Account. A Fixed Account Unit is established each time a Purchase Payment or any Contract Value is allocated to the Fixed Account. When the word Unit is used in this Section, it means a Fixed Account Unit.

VALUE OF EACH FIXED ACCOUNT UNIT: The value of each Unit at any time is:
(A)	The amount of the Purchase Payment or Contract Value allocated to the Unit; plus

(B)	The interest accrued on such amount; less

(C)	Any amounts transferred or withdrawn from the Unit, including applicable charges or penalties.

VALUE IN THE FIXED ACCOUNT: At any time prior to the Annuity Date, your value in the Fixed Account is the sum of the values of each of your Units.

INTEREST OPTION: Each Unit has an interest option. The interest option sets the Unit's interest rate, interest penalty, and the interval to renewal. The interval will not be less than one year. You choose the interest option when the Unit is established. You may choose from among the interest options available on that date. If you do not choose an interest option, the interest option having the shortest interval to renewal will be used. All Units established on the same day with the same interest option will be treated as one Unit.

OPTION RENEWAL DATE: A Unit's option renewal date is the last business day of the month which ends the Unit's interval to renewal. The interval begins with the month in which the Unit was established. The length of the interval is set by the Unit's interest option.

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INTEREST RATE: Each Unit will earn interest at an effective rate set by the interest option. The rate will not be less than 4% per year. We will guarantee the rate until the Unit's option renewal date.

Interest will accrue daily and be credited to the Unit once a year on the last business day of the month in which the Unit was established.

TRANSFERS: Before the Annuity Date, you have the right to transfer your Contract Value between the Separate and Fixed Accounts. Your request to transfer Contract Value from the Fixed Account must identify the Unit to be affected. If your instructions are not clear, no transfer will be made and we will contact you.

If a transfer is made from the Fixed Account, there may be a transfer charge (see SECTION 7) and an interest penalty as set out below. Any interest penalty will be deducted from the Contract Value to be transferred to the Divisions.

WITHDRAWALS: Withdrawals from the Fixed Account are subject to the rules and charges set out in SECTION 8. There may also be an interest penalty as set out below.

Your request to withdraw Contract Value from the Fixed Account must identify the Unit to be affected. Any withdrawal charges and interest penalty will be deducted from the remaining value of your affected Unit. If the value of the Unit is not enough to cover the requested withdrawal, the withdrawal will be made up to the value in the Unit, less applicable charges or penalty. If your instructions are not clear, no withdrawal will be made and we will contact you.

A withdrawal from the Fixed Account will be paid promptly. However, we reserve the right to delay any payment for up to 6 months.

INTEREST PENALTY: If you transfer or withdraw Contract Value from a Unit prior to the Unit's option renewal date, you may be charged an interest penalty. The interest penalty equals the amount of the Contract Value transferred or withdrawn multiplied by:
(A)	The number of months' penalty set by the Unit's interest option, divided by 12: and

(B)	The Unit's interest rate.

There will not be an interest penalty on any Contract Value representing interest credited to a Unit within 30 days prior to the date of the transfer or withdrawal.

RENEWAL OF INTEREST OPTION: You may request that the value of a Unit on its option renewal date be withdrawn, be transferred to the Divisions, or remain in the Fixed Account. If the value remains in the Fixed Account, it will re-establish the Unit with a new interest option. Your request must be received by us within 30 days prior to the option renewal date. We will waive any applicable transfer charge or interest penalty.

If you do not tell us otherwise by the option renewal date, the Unit's value will remain in the Fixed Account. It will re-establish the Unit with the interest option then available having the shortest interval to renewal.

CONTRACT MAINTENANCE CHARGE: A part of the contract maintenance charge will be taken from your value in the Fixed Account (see SECTION 11). The charge will be taken from the last Unit established.

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PERIODIC REPORTS: Any reports we send you will include information about your value in the Fixed Account. You will be given the interest rate currently being earned by each Unit.

VARIABLE ANNUITY PAYMENTS: You may apply your value in the Fixed Account to an Annuity Option as a fixed or variable payment annuity. If you choose a variable payment annuity, the amount to be annuitized from the Fixed Account will be used to purchase Annuity Units in the Divisions as you direct.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

EFFECTIVE DATE: July 2, 1989

Signed for the Company at Albany, New York.

/s/B. Heikens
B. Heikens
Secretary

WDC #98883v

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